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                                                                    EXHIBIT 10.1

                       Separation Agreement and Release

This Separation Agreement and Release entered into as of the 11th day of April, 2000, is made by and between Inso Corporation ("the Company") and Kirby A. Mansfield ("the Executive"), and constitutes the parties' agreement with respect to the termination of the Executive's employment.

1. The Executive voluntarily resigns as an officer and director of the Company and all of the Company's subsidiaries effective April 11, 2000 ("the Resignation Date") and as an employee with the Company (apart from holding an office as aforesaid) on April 26, 2002 ("the Termination Date"). Executive shall execute and return to the Company the resignation letter attached hereto as Exhibit A.

2. (a) During the period between the Resignation Date and the Termination Date ("the Interim Period"), Executive or his estate shall continue to be paid his base salary as in effect on the Resignation Date (reduced by any amounts received under any disability insurance program, or other income replacement program available through the Company) in accordance with the Company's normal and customary pay practices for executive employees, subject to all applicable federal and state income, payroll, and other applicable tax withholding. During the Interim Period, the Executive shall perform any special assignments reasonably requested by the Chief Executive Officer or the Board of Directors of the Company at reasonable times and places mutually agreeable to the parties. It is the intention of the parties that such special assignments would not unreasonably interfere with any future employment the Executive may undertake with an employer other than the Company. Additionally, the Executive shall be reimbursed for reasonable expenses, as determined by the Company related to the services requested by the Chief Executive Officer or the Board of Directors during the Interim Period.

     (b) At Executive's option, Executive may elect in writing to receive the salary continuation set forth in Paragraph 2(a) above in an accelerated lump sum payment, provided that such lump sum payment shall be discounted to its present value, at a discount rate to be determined by the Company's investment bankers. However, if the election is made six months or less prior to the Termination Date, then the discount rate shall be deemed to be the six (6) month US Treasury bill rate on the election date plus one hundred and fifty (150) basis points. In the event Executive elects this lump sum payment option, Executive's Termination Date shall be the date of such election for purposes of this Agreement (including without limitation Paragraphs 3, 4, 6 and Attachment A to this Agreement).
                            ------------

3. During the Interim Period and subject to the exceptions noted below, Executive and his family shall be entitled to continue his or their participation in the Company's medical,

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     dental, and vision care benefit plans to the same extent, and under the same conditions, that he may be a participant in such plans on the Resignation Date regardless of the intervening death of Executive; provided however, such participation shall cease on the earlier of: (a) the Termination Date, and (b) the last day of the month in which he may be covered by any plan, program or arrangement, sponsored by another employer offering similar coverage.

4. On the Termination Date, Executive shall be eligible to continue medical, dental, and vision care benefits under the provisions of COBRA, and he will be notified of his COBRA rights at that time.

5. Executive's participation in Company benefit plans, programs, and arrangements not enumerated in paragraph 3 above shall be as described in Attachment A: "Executive Separation Agreement, Summary of Benefits Continuation". Executive's entitlement to and eligibility for further vacation, sick leave and other paid time off shall cease on the Resignation Date. The Executive shall be entitled to earned but unused vacation, which shall be paid to him within 15 days of the execution of this Agreement.

6. Previously granted, but unexercised stock options held by Executive for the purchase of stock of the Company shall be exercisable pursuant to the terms of the Company's stock option plans, for a period of 90 days after the Termination Date or 180 days following the death of Executive, as the case may be. All previously granted, but unexercised stock options and restricted shares held by the Executive will continue to vest over the Interim Period and will become fully vested upon a change in control of the Company as outlined in the Company's stock option plans.

7. Executive shall be entitled to an incentive compensation payment of $36,000. This will be paid within 15 days of the execution of this Agreement.

8. Anything contained in paragraphs 14 and 15 notwithstanding, the Company and Executive shall continue to be bound by the Non-Disclosure Agreement executed by Executive on March 1, 1994, which Agreement is incorporated herein by reference.

9. The Company has offered, upon request of the Executive, to pay up to $10,000 for and retain a firm to provide Executive Outplacement Assistance, or, at the Executive's election, and in lieu of the Executive Outplacement Assistance, provide a 10,000 cash payment directly to the Executive. The Executive has elected the $10,000 cash payment.

10. During the Interim Period, the Executive will not attempt to hire or hire, or attempt to solicit or solicit, any employee of the Company, or assist in such hiring by anyone else, to work as an employee or independent contractor, with, or otherwise provide services to, any business directly competitive with the Company's business. Notwithstanding the foregoing, the Executive will not be considered to

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     be in violation of this Agreement if he complies with a request to provide a written or oral reference for someone seeking employment where this conduct would otherwise be considered to violate the provisions of this paragraph.

11. During the Interim Period, absent the Company's prior written approval, the Executive shall not provide services, either as a contractor, employee or otherwise, for any of the following companies or their parents, subsidiaries or affiliates: (a) Vignette, (b) Broadvision, (c) Interwoven,
     (d) ExpressRoom, (e) FutureTense, (f) Allaire, (g) NetObjects, (h) Macromedia, (i) Documentum, (j) Interleaf, (k) Poet Software, (l) Art Technology Group, (m) Verity, (n) FileNet, or (o) any division or operating unit of Oracle engaged in direct or indirect competition with the Company. Executive agrees and understands that if he is to breach any Provision of Paragraphs 10 or 11 of this Agreement, in addition to all other remedies available to the Company in law and in equity, the Company shall be entitled to: (a) discontinue any of its obligations under this Agreement; and (b) obtain a Court Order enforcing the provisions(s) which Executive has breached.

12. From and after the date of this Agreement, the Executive shall continue to be entitled to indemnification as an "Officer" of the Company in accordance with Article V of the Company's By-laws as in effect as of the date of this Agreement notwithstanding any subsequent amendment to such By-laws. The term "Officer" shall have the meaning set forth in Article V of the Company's By-laws.

13. Executive agrees to return to the Company prior to the Resignation Date, all Company property including, but not limited to, vendor, supplier, and any other business or mailing lists, reports, files, memoranda, records and software, credit cards, desk or file keys, computer access codes or disks, and Company manuals. Executive further agrees that he will not retain any copies, duplicates, reproductions or excerpts of such property. Notwithstanding the preceding, Executive shall not be required to return to the Company the laptop computer and peripherals purchased by the Company for his use.

14. Executive acknowledges that the Company will include a copy of this Agreement as an exhibit to its Form 10-Q for the fiscal quarter ending July 31, 2000. Until such time as the Company includes a copy of this Agreement as an exhibit to its Form 10-Q, the Executive and Company represent and agree that they and their agents and representatives shall keep completely and strictly confidential the terms of this Agreement, except as required by law. Even after a copy of this Agreement is included as an exhibit to the Company's Form 10-Q, the parties agree to keep completely and strictly confidential any settlement negotiations that occurred in connection with this Agreement.

15. Executive for himself and on behalf of his heirs, executors, administrators and assigns, hereby remises, releases and fully discharges the Company and, to the extent applicable, its present, former, and future parent companies, subsidiaries and affiliates, and the officers, directors, employees, agents, successors and assigns of each of them ("the

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     Released Parties") of and from any and all claims, rights and causes of action of all nature known, unknown, past, present, now foreseeable or unforeseeable, which he has or may hereafter have, in any way arising out of, connected with or related to Executive's employment with any of the Released Parties, the termination thereof or based upon information made known to Executive during employment with any of the Released Parties. This Release shall include, but not be limited to, any claims, damages, rights and causes of action for wrongful discharge, breach of contract, discrimination or retaliation under any federal, state or local laws, rules, orders or regulations including Title VII the Civil Rights Act of 1964, 42 U.S.C. (S)2000e et. seq., the Age Disrimination in employment Act,
                              -------
     29 U.S.C. (S) 621 et seq., the Family and Medial Leave Act, 29 U.S.C.
                       ------
     (S) 2601 et seq., the Employee retirement Income Security Act, 29 U.S.C.
              ------
     (S) et seq., the Massachusetts Civil Rights Act, M.G.L.c. 12 (S)11H and
         ------
     11I, the Massachusetts Fair Employment Practices Act, M.G.L.c. 151b, (S)1 et. seq., the Americans with Disabilities Act, 29 U.S.C. (S)12101 et. seq.,
                                                                       -------
     and the Massachusetts Equal Rights Act, c.93, (S)102. This Release shall also include, but not be limited to, all claims, rights and causes of action for costs, attorney's fees, bounties, or percentage of awards or settlements which Executive may assert against or which may be asserted against the Company by others on Executive's behalf, or against any of the Released Parties. Executive and the Company intend and agree that this Release is to be a broad Release to apply to any relief or cause of action, no matter what it is called, and shall include, but not be limited to, claims, rights or causes of action for wages, benefits, bonuses, fines, back pay, share of awards, compensatory damages, and punitive damages; however, nothing in this Release shall be construed to bar claims for alleged breaches of this Agreement.

16. The Company, on its behalf, and to the extent applicable, on behalf of its present, former and future parent companies, subsidiaries and affiliates, and officers, directors, agents, successors and assigns of each of them hereby remises, releases, and fully discharges Executive of and from all claims, demands, causes of action, damages and expenses, of any and every nature whatsoever, known or unknown by the Company, past or present as a result of actions, omissions or events occurring through the date of this Agreement in connection with his employment with the Company; however, nothing in this Release shall be construed to bar claims for alleged breaches of this Agreement.

17. Executive will not disparage or discuss the Company or its agents, officers, servants or employees in a derogatory manner. Executive will at all times state, if asked, that the Company was and is a reputable company during his employment with the Company and that he was proud to have been associated with it. The Company's senior executives (to include the President & CEO and his direct reports) will not disparage or discuss the Executive in a derogatory manner and will at all times state if asked, that the Executive conducted himself honorably and with distinction and is a reputable person.

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18.  The Executive herein represents that he has not filed any complaints, charges or claims for release against the Released Parties with any local, state, or federal court or administrative agency which currently are outstanding.

19. The payment by the Company of the consideration referred to herein is not, and shall not be deemed, an admission of responsibility or liability by any of the Released Parties.

20. The Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement and has been advised to consult with an attorney before signing.

21. This Agreement shall become effective on the eighth (8/th/) day following the date on which it is signed by the Employee. The Employee may revoke this Agreement in the seven-day period following the date on which the Employee signs the Agreement by submitting a written revocation to the Company. Any payments due under this Agreement shall not be paid until the Effective Date of this Agreement, except as otherwise agreed.

22.  Employee acknowledges that:

          . He was advised to consult with an attorney to review this Agreement prior to signing it, and was given a chance to refuse to sign this Agreement.

          . He has read and understands this Agreement and understands fully its final and binding effect.

          . None of the Released Parties had made any statements, promises or representations not set forth in this Agreement, and Executive has not relied on any such statements, promises or representations.

          . He has voluntarily signed this Agreement with the knowledge and understanding and full intention of releasing the Released Parties as set forth above.

23. This Agreement is binding upon and shall inure to the benefits of the parties hereto and their respective assigns, successors, heirs and personal representatives; provided however that the Executive may not assign any
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     rights or duties it may have hereunder without prior written consent of the
     Company.

24. If any provision of this Agreement is judicially determined to be invalid or unenforceable as written, then such provision shall, if possible, be modified and reformed to the degree necessary to render it valid and enforceable. Any such invalidity or unenforceability of any provision shall have no effect on the remainder of this Agreement which shall remain in full force and effect.

25. This Agreement is to be governed and will be construed under and in accordance with the laws of the Commonwealth of Massachusetts.

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26.  This Agreement, together with the document incorporated herein by reference, constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous negotiations, representations, understandings and agreements, whether written or oral. Without limitation, the parties acknowledge and agree that the Management Retention Agreement by and between Inso and the Executive is terminated and is of no further force and effect.

IN WITNESS WHEREOF, the Company and Executive have entered into this Agreement on the date first above written.

Inso Corporation                         The Executive


/s/ Jonathan Levitt                      /s/ Kirby A. Mansfield
-------------------------------          ------------------------
Jonathan Levitt                          Kirby A. Mansfield
Vice President, General Counsel

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Entered into as of the 11/th/ day of May, 2000


Inso Corporation
31 St. James Avenue
Boston, MA 02116-4101


Attention:     Stephen O. Jaeger
               Chairman of the Board of Directors of Inso Corporation

Dear Steve:

Effective April 11, 2000, I hereby resign my position as President, Chief Operating Officer and Director of Inso Corporation, and resign from any position I hold as an officer or director of any subsidiaries and affiliates of Inso Corporation, pursuant to the Separation Agreement and Release entered into as of the 11/th/ day of April, 2000.


Sincerely,


/s/ Kirby A. Mansfield
--------------------------
Kirby A. Mansfield

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